As filed with the Securities and Exchange Commission on April 26, 2006.
File No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IndyMac Bancorp, Inc.
(Exact Name of Issuer as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-3983415 (I.R.S. Employer Identification Number)
888 East Walnut Street
Pasadena, CA 91101-7211
(800) 669-2300
(Address, including zip code, and telephone number of Principal Executive Offices)
INDYMAC BANCORP, INC. 2002 INCENTIVE PLAN, AS AMENDED AND RESTATED
(Full Title of the Plan)

MICHAEL W. PERRY Chief Executive Officer IndyMac Bancorp, Inc.	Copy to: MICHAEL L. STEVENS Alston & Bird LLP
888 East Walnut Street Pasadena, California 91101-7211 (800) 669-2300 (Name, address, including zip code, and telephone number, including area code, of agent for service)	One Atlantic Center 1201 West Peachtree Street, N.W. Atlanta, Georgia 30309-3424 (404) 881-7970

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Unit	Offering Price	Registration Fee
Common Stock $0.01 par value per share	5,200,000 (1)	$44.06 (2)	$229,112,000 (2)	$24,515

(1)	Amount to be registered consists of an additional 5,200,000 shares to be issued pursuant to the grant or exercise of awards granted to employees, officers, directors and consultants under the IndyMac Bancorp, Inc. 2002 Incentive Plan, as amended and restated, including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation for these shares is based on the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange on April 21, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which IndyMac Bancorp, Inc. (the “Company”) previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:
     (1)     The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
     (2)     All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and
     (3)     The description of the Company’s common stock, $0.01 par value per share (the “Common Stock”), contained in its Registration Statement on Form 8-A dated April 10, 1987, and any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.

Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     The Company’s Certificate of Incorporation (the “Certificate”) eliminates personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under Section 174 of the General Corporation Law of the State of Delaware (“DGCL”) relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit. The Certificate also provides that the Company shall indemnify and advance expenses to each director, officer, employee and agent to the fullest extent permitted by DGCL.
     Section 145 of DGCL provides that under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     The Bylaws of the Company provide for indemnification of directors, officers, employees and agents of the Company to the fullest extent authorized by Section 145 of DGCL against expenses (including attorneys’ fees) and other amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person was or is a party or is threatened to be made a party. The right to indemnification includes the right to be paid the expenses incurred in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided that, if required by Delaware law, payment of expenses in advance to an officer or director shall be conditioned upon receipt by the Company of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification. The advancement of expenses, as well as indemnification, pursuant to the Bylaws of the Company is not exclusive of any other rights which persons seeking indemnification or advancement of expenses from the Company may have. The Company also maintains an insurance policy pursuant to which its directors and officers are insured against certain liabilities that might arise out of their relationship with the Company as directors and officers.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.
     (a)     The undersigned Company hereby undertakes:
          (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement;
          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(signatures on following page)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 26th day of April, 2006.

IndyMac Bancorp, Inc.
By:	/s/ Michael W. Perry
Michael W. Perry
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael W. Perry as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to each Registration Statement amended hereby, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
(signatures on following page)

Signature	Title	Date

/s/ Michael W. Perry Michael W. Perry	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 26, 2006
/s/ Scott Keys Scott Keys	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2006
/s/ Louis E. Caldera Louis E. Caldera	Director	April 26, 2006
/s/ Lyle E. Gramley Lyle E. Gramley	Director	April 26, 2006
/s/ Hugh M. Grant Hugh M. Grant	Director	April 26, 2006
/s/ Patrick C. Haden Patrick C. Haden	Director	April 26, 2006
/s/ Terrance G. Hodel Terrance G. Hodel	Director	April 26, 2006
/s/ Robert L. Hunt II Robert L. Hunt II	Director	April 26, 2006
/s/ Senator John Seymour (ret.) Senator John Seymour (ret.)	Director	April 26, 2006
/s/ Bruce G. Willison Bruce G. Willison	Director	April 26, 2006

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000)
4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 99.3 to the Company’s Form 8-K filed on July 29, 2005)
5.1	Opinion of Alston & Bird LLP
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included in signature pages to this Registration Statement)